NEUBERGER BERMAN INCOME TRUST
                                   SCHEDULE A


                                 INITIAL SERIES
                                 --------------

Neuberger Berman Limited Maturity Bond Trust


                                ADDITIONAL SERIES
                                -----------------

Neuberger Berman Institutional Cash Trust



Dated: March 7, 2000